Exhibit 10.1

November 11, 2021

William Geist

Re:	Separation Agreement

Dear Will:

Your employment with Quanterix Corporation (the “Company”) shall end effective November 12, 2021 (the “Separation Date”). The purpose of this letter agreement (the “Agreement”) is to set forth the terms of your transition and separation from the Company. Payment of the Severance Benefit described below is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below. This Agreement shall become effective (the “Effective Date”) on the eighth (8th) day following the date on which you sign it and do not revoke it, as described in Section 9 below. If you decide to execute the Agreement, please do so and return one fully executed original to me within twenty one (21) days, also as described in Section 8 below.

1.            Transition Period and Separation of Employment. Your employment with the Company shall conclude on the Separation Date. Following the Separation Date, you shall not be and shall not represent yourself as an employee or agent of the Company.

2.            Final Wages and Payments. You shall be paid your final wages and accrued but unused vacation through the Separation Date, subject to all applicable plan or policy requirements, and less all applicable withholdings and deductions.

3.            Benefit Coverage. Your participation in the Company’s healthcare, dental and vision insurance coverage shall end the last day of the month of the Separation Date. Following that month, you may continue coverage for any or all these benefits through the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § 1161 et seq. (“COBRA”). Details regarding COBRA shall be sent to your home address following the Separation Date.

4.            Severance Benefit. Provided that you sign and comply with this Agreement, the Company agrees to provide you with the following payments and benefits (together, the “Severance Benefit”):

a.            The Company agrees to continue payment of your current base salary between the Separation Date and November 12, 2022 (i.e., a total of $400,000.00), less all applicable withholdings and deductions. The period of time between the Separation Date and November 12, 2022 shall be referred to herein as the “Severance Period.” The first installment will include any payment(s) that otherwise would have been made between the Separation Date and the Effective Date.

b.            The Company agrees to pay you a single lump sum amount equal to your annual target bonus of $200,000, less all applicable withholdings and deductions. This payment shall be issued on the Company’s next regularly-scheduled payroll date following the Effective Date.

c.            The Company shall continue your participation in the Company’s group health plan benefits to the extent authorized by and consistent with COBRA, with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the date of termination until the earlier of (i) the end of the Severance Period; or (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA (“Health Benefits Continuation Payments”). Notwithstanding the above, if the Company otherwise determines in its sole discretion that it cannot provide the foregoing Health Benefits Continuation Payments without potentially violating applicable law (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the Company’s portion of the monthly COBRA premium (as described above) that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether COBRA continuation coverage remains available and shall end on the earlier of (1) the end of the Severance Period, or (2) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

d.            Subject to Section 5 below and the remaining terms and conditions of the Equity Plan and Equity Agreements (each as defined in Section 5 below), the Equity Agreements are hereby amended, effective as of the later of (i) the Separation Date; or (ii) the Effective Date, such that outstanding but unvested equity awards that would have vested during the Severance Period had you remained employed during such time shall accelerate and become fully vested and exercisable.

You acknowledge and agree that the Severance Benefit is not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. You further acknowledge that except for the Severance Benefit, any accrued but unused vacation, and any documented and appropriate business expenses incurred prior to the Separation Date and properly submitted under Company policy (with such amounts to be paid to you in accordance with the Company’s regular payroll practices and applicable law), you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentive compensation, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit.

5.            Equity. To the extent applicable, the terms and conditions of the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan (the “Equity Plan”), and restricted stock unit agreement, option agreement and any other equity agreement executed by you pursuant thereto (together, the “Equity Agreements”), are expressly incorporated by reference and shall survive the signing of this Agreement. Subject to Section 4.d. herein: (a) any unvested stock options, restricted shares or any other form of equity under the Equity Plan, Equity Agreements or otherwise that are outstanding or unvested as of the Separation Date shall immediately lapse and be forfeited as of the Separation Date; and (b) you shall not have any right to acquire or vest in any stock options, restricted shares or any other form of equity under the Equity Plan, Equity Agreements or otherwise following the Separation Date. You acknowledge and agree that the Company does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any of your stock options.

6.            Unemployment Benefits. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits shall be made by the appropriate state agency pursuant to applicable state law. The Company agrees that it shall not contest any claim for unemployment benefits by you. The Company, of course, shall not be required to falsify any information.

7.            Your Covenants. You expressly acknowledge and agree to the following:

a.            Post-Employment Contract Obligations. You shall adhere to any agreements you have signed regarding post-employment obligations (for instance, non-disclosure, confidentiality, intellectual property, etc.), which agreements are expressly incorporated by reference and shall survive the signing of this Agreement to the extent allowable under applicable law.

b.            Return of Property. You promptly shall return to the Company all Company documents, files and property (and any copies hereof), and you shall abide by any and all Company policies and applicable common law and statutory obligations relating to the protection of the Company’s trade secrets and confidential and proprietary information.

c.            Confidentiality. All information relating in any way to the negotiation of this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any third party, provided that: (i) disclosure may be made to an immediate family member, legal counsel or financial advisor who agrees in writing to be bound by these confidentiality obligations; (ii) nothing herein shall restrict the Company from disclosing the terms of this Agreement as necessary and appropriate pursuant to standard recordkeeping and accounting practices; (iii) nothing herein shall restrict you or the Company from making any disclosures mandated or permitted by state or federal law; and (iv) nothing herein shall restrict you or the Company from providing documents or information to a state or federal agency or commission (including, but not limited to, the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, or any other government agency or commission), or from participating in an investigation with any such agency or commission.

d.            Non-Disparagement. You shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and you shall not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants), provided that nothing herein shall restrict you from making any disclosures mandated by state or federal law, or from participating in an investigation with a state or federal agency, or providing documents or information to a state or federal agency, if requested by the agency to do so.

e.            Cooperation. You will cooperate with the Company in the defense or prosecution of claims now in existence or which may be brought or threatened in the future against or on behalf of the Company, including claims or actions against its affiliates and its and their officers and employees. Your cooperation in connection with such matters or events includes, but is not limited to: (i) assisting with audits, inspections, proceedings or other inquiries; (iv) preparing for, attending and participating in any legal proceedings (including affidavits, depositions, consultation, discovery or trial); and (v) cooperating fully with the Company, its officers, employees, agents, affiliates, and attorneys, including outside counsel, on any other matters related to the Company’s or any affiliated company’s business that arose during the period of your employment with the Company (“Matters”). Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any Matters at issue in any proceedings/Matters as shall from time to time be requested by the Company, and are within your knowledge.  Should you be contacted by any person or entity adverse to the Company (for example, by any party representing an individual or entity), you shall promptly notify the Company’s General Counsel. You shall be reimbursed for any reasonable costs and expenses approved in advance by the Company and incurred in connection with providing such cooperation under this section.

f.              Transition Assistance. During the six-week period following your Separation Date, you shall assist the Company in matters relating to the transition of your employment. Such assistance shall include (i) meeting with the Company regarding matters in which you have been involved during your employment; (ii) transitioning your duties and responsibilities to other employee(s) of the Company; (iii) transferring knowledge relating to projects or activities in which you were engaged during your employment; (iv) assisting with the with the development of the Company’s 2022 annual operating plan; and (iv) such other assistance as is reasonably requested by the Company. Any assistance requested pursuant to this paragraph shall be scheduled and performed in a manner consistent with any future business affairs.

g.             Employee and Consultant Non-Solicitation. During the one (1) year period following your Separation Date, you shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any other employee or consultant of the Company to leave the services of the Company for any reason. You acknowledge and agree that if you violate this provision, then the 1-year non-solicitation period shall be tolled and shall not run during any period in which you engage in such violation.

h.             Material Breach. A breach of any of the above sub-sections shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall entitle the Company to recover any Severance Benefit paid to you hereunder.

8.             Your Release of Claims.

a.             Release. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Benefit, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1 whatsoever for any alleged action, inaction or circumstance, known or unknown, existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance, known or unknown, existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company or separation therefrom through the Separation Date including, without limitation:

i.            Claims under any California, Massachusetts, or any other state or federal statute, regulation or executive order (as amended through the Separation Date) relating to employment, discrimination, harassment, retaliation, fair employment practices, leaves of absence, layoffs or reductions-in-force, wages, hours, or any other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Equal Pay Law, the California Occupational Health and Safety Act of 1973, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, and any similar California, Massachusetts or other state or federal statute; please note that this section specifically includes a release of Claims for payments or amounts covered by California or Massachusetts wage payment statutes, minimum wage statutes, and overtime wage statutes (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay).

1              For purposes of this section, “the Company” means Quanterix Corporation and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

ii.             Claims under any California, Massachusetts, or any other state or federal common law theory including, without limitation, wrongful discharge, retaliation, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iii.            Any other Claim arising under other state or federal law.

b.            Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section does not:

i.              Release the Company from any obligation expressly set forth in this Agreement.

ii.            Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

iii.            Prohibit you from challenging the validity of this release under federal law.

iv.            Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to any requests for information or documents from the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

c.            Waiver of Rights under Section 1542. You hereby agree that you waive and relinquish all rights and benefits granted to you under Section 1542 of the Civil Code of the State of California. Section 1542 of the Civil Code provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor.

You acknowledge that you have read the above Civil Code Section 1542, and that your release of all rights and benefits pursuant to such Civil Code Section are fully understood. Pursuant to Civil Code Section 1542, you acknowledge that you may hereafter discover facts different from or in addition to facts which you now know or believe to be true with regard to the released claims, and further agree that this Agreement shall remain effective in all respects, notwithstanding such discovery of new or different facts, including any such facts which may give rise to currently unknown claims or rights which you may have under Civil Code Section 1542.

d.            Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Benefit provided to you under the terms of this Agreement.

9.            ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you have specific rights under the Age Discrimination in Employment Act (the “ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”) which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which include a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company’s Chief Human Resources Officer. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such seven (7) day period) a notice of rescission to the Company’s Chief Human Resources Officerat the Company at the above-referenced address.

10.          Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement including, but not limited to, consequences related to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”).

11.          Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that, other than the agreements or specified agreement sections expressly stated as surviving herein, this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12.          Knowing and Voluntary Agreement; Advice of Counsel. By executing this Agreement, you are acknowledging that: (a) you have been afforded sufficient time to understand the terms and effects of this Agreement; (b) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement ; and (d) you have had the opportunity to engage counsel to advise you on all of the terms and effects of this Agreement, and to negotiate this Agreement on your behalf, prior to executing this Agreement.

This Agreement may be signed on one or more electronic or facsimile counterparts, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same original agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement within twenty one (21) days.

Sincerely,

QUANTERIX CORPORATION

By:	/s/ Kevin Hrusovsky

Date:	November 11, 2021

Acknowledged and Agreed:

/s/ William Geist
William Geist

Date:	November 11, 2021